Exhibit 1.1

December 1, 2009

PRIVATE & CONFIDENTIAL

John Crisp

FORBES ENERGY SERVICES LTD.

3000 South Business Highway 281

Alice, Texas

78332

Dear John,

Re: Proposed Bought Deal Financing

Paradigm Capital Inc. (“Paradigm” or the “Underwriter”) hereby offers to purchase on a “bought deal” basis an aggregate of 18,750,000 common shares (21,562,500 if the Over-Allotment Option is exercised in full) (the “Common Shares”) of Forbes Energy Services Ltd. (“Forbes” or the “Company”) at a price of $0.80 per Common Share (the “Issue Price”) for gross proceeds of $15,000,000 ($17,250,000 if the Over-Allotment Option is exercised in full) (the “Offering”). The Company hereby grants the Underwriter the option, exercisable at any time prior to 30 days after the Closing Date, to purchase up to an additional 2,812,500 Common Shares (for a maximum 21,562,500 Common Shares) to cover over allotments, if any, and for market stabilization purposes (the “Over-Allotment Option”).

The Common Shares will be offered by way of a short form prospectus to be filed in all of the provinces of Canada other than Quebec pursuant to National Instrument 44-101 – Short Form Prospectus Distributions and in the United States on a private placement basis pursuant to an exemption from the registration requirements of the United States Securities Act of 1933, as amended. The completion of the Offering shall be subject to the receipt of all necessary regulatory approvals and the other conditions listed herein.

The proceeds from the sale of the Common Shares will be used for general corporate purposes.

The Common Shares are eligible investments for RRSPs, RRIFs, RESPs, TFSAs and DPSPs.

The terms of the Offering and the obligations of the Underwriter hereunder shall be subject to and conditional upon the execution of a definitive underwriting agreement (the “Agreement”) to be entered into between the Company and the Underwriter, which Agreement shall include, without limitation, the provisions listed below:

1. The offer contained in this letter is open for acceptance by the Company until 2:30 p.m. (Central time) on December 1, 2009, and is also subject to reconfirmation by Paradigm at or before 3:30 p.m. (Central time) on December 1, 2009, as set forth below.

2. The parties acknowledge that the Underwriter will be entitled to sell the Common Shares to purchasers in all of the provinces of Canada other than Quebec. The Underwriter will be entitled to sell the Common Shares in the United States and such other jurisdictions as it determines appropriate provided that no prospectus filing or comparable obligation arises and the Company does not thereafter become subject to continuous disclosure obligations in such jurisdictions. The Company and the Underwriter agree that the Common Shares will not be offered or sold in the United States or to, or for the account of, U.S. persons except pursuant to an applicable exemption from the registration requirements of the United States Securities Act of 1933, as amended, and that any press releases issued by the Company in connection with the Offering must not be disseminated in the United States except as required by applicable law.

Exhibit 1.1

3. The closing of the Offering (the “Closing”) will occur at the offices of counsel to the Company at 6 a.m. (Calgary time) on December 18, 2009 (the “Closing Date”), or such earlier date as may be permitted under applicable securities laws.

4. The Company will prepare and file with the Alberta Securities Commission (in its capacity as the designated and principal jurisdiction under the Passport System and Process for Prospectus Reviews in Multiple Jurisdictions) and with each of the securities regulatory authorities in all of the other provinces of Canada other than Quebec, and receive a receipt in respect thereof no later than 5:00 pm (Calgary time) on December 4, 2009, using the short form prospectus distribution system as provided in National Policy 11-202 – Process For Prospectus Reviews in Multiple Jurisdictions (“NP 11-202”) and National Instrument 44-101 – Short Form Prospectus Distributions (“NI 44-101”), a preliminary short form prospectus relating to the proposed Offering (the “Preliminary Prospectus”), which shall be in form and substance satisfactory to the Underwriter, acting reasonably, and in compliance with the applicable securities laws of such provinces (the “Jurisdictions”). The Company will promptly resolve all comments received or deficiencies raised by the securities regulatory authorities in the Jurisdictions and file and obtain a receipt for the (final) short form prospectus (the “Final Prospectus”) in the Jurisdictions as soon as possible after such regulatory comments and deficiencies have been resolved and, in any event, no later than 5:00 p.m. (Calgary time) on December 11, 2009, or such other date as may be mutually agreed upon by the Company and the Underwriter. The Company hereby represents and warrants to the Underwriter that, as at the date hereof, it is eligible to use the short form prospectus distribution system as provided under NP 11-202 and NI 44-101 in the Jurisdictions.

5. The Company agrees to notify the Toronto Stock Exchange (the “TSX”) and, if necessary, request that the trading of the Common Shares on the TSX be halted in order to disseminate the announcement of the Offering. To deal with the possibility that the Common Shares may be sold to United States purchasers, an appropriate legend concerning United States sales shall be included on each page of the press release, as follows: “This release is intended for distribution outside the United States only and is not authorized for distribution within the United States”. In addition, the Underwriter will have the right to disseminate the pre-approved press release to such Canadian news services as it sees fit.

6. Prior to the filing of the Preliminary Prospectus and the Final Prospectus, the Company shall allow the Underwriter and its counsel to participate fully in the preparation of, and to approve the form of, the Preliminary Prospectus and the Final Prospectus, and to review all documents incorporated by reference therein, and, during the course of the Offering, shall allow the Underwriter to conduct all due diligence investigations which the Underwriter may reasonably require to fulfill its obligations as Underwriter and to execute the certificate required of them in the Preliminary Prospectus and the Final Prospectus.

7. On the Closing Date, the Company shall deliver, among other things, to the Underwriter (i) evidence of all requisite approvals; (ii) certificates of responsible officers of the Company; (iii) a favourable legal opinion of counsel to the Company as to typical securities and corporate matters; and (iv) a comfort letter from the auditors of the Company, in each case in a form customary for transactions of this nature and all in a form satisfactory to the Underwriter, acting reasonably.

8.	The Company shall indemnify the Underwriter in the manner set out in Schedule “A”.

9. The Agreement, mutually satisfactory to the Company and the Underwriter, will include, but not be limited to, terms, industry standard representations, warranties, covenants, conditions, and indemnities, and also will include a disaster out clause, litigation out, regulatory out, due diligence out and a material adverse change out clause, in each case exercisable prior to the time of the Closing, which clauses shall commence upon acceptance of this offer and will terminate on the Closing. The Agreement shall be executed prior to the filing of the Preliminary Prospectus.

Exhibit 1.1

10. The Company agrees not to issue, or announce the intention to issue, without the prior written consent of Paradigm, such consent not to be unreasonably withheld, any Common Shares of the Company or any securities convertible into or exchangeable for or exercisable to acquire Common Shares of the Company for a period commencing on the date hereof and ending 90 days following the Closing Date, except in connection with: (i) exercises of stock options and other similar issuances pursuant to the existing employee share purchase plan of the Company and other share compensation arrangements outstanding as of the date hereof; (ii) warrants outstanding as of the date hereof; (iii) the conversion of the Company’s Class B Shares; or (iv) as full or partial consideration for a bona fide, arm’s length acquisition by the Company. In addition, Forbes shall use reasonable efforts to cause its executive officers and directors to enter into agreements on terms and conditions satisfactory to Paradigm in which they will covenant and agree that they will not, for a period commencing on the date hereof and ending 90 days following the Closing Date, directly or indirectly, offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, grant or sell any option to purchase, hypothecate, pledge, transfer, assign, purchase any option or contract to sell, lend, swap or enter into any agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise, any common shares of the Company held by them, directly or indirectly, without first obtaining the written consent of Paradigm, which consent will not be unreasonably withheld or delayed, and will not be withheld upon the occurrence of a take-over bid or similar transaction involving a change of control of Forbes.

11. The Company will pay all expenses and fees in connection with the Offering, including, without limitation: (i) all expenses of or incidental to the creation, issue, sale or distribution of the Common Shares and the filing of the Preliminary Prospectus and the Final Prospectus; (ii) the fees and expense of the Company’s legal counsel; (iii) all costs incurred in connection with the preparation of documentation relating to the Offering; (iv) all reasonable out of pocket expenses of the Underwriter; and (v) the reasonable fees and disbursements of the Underwriter’s legal counsel to a maximum of $50,000 excluding GST and disbursements. All fees and expenses incurred by the Underwriter or on its behalf shall be payable by the Company immediately upon receiving an invoice therefor from the Underwriter and shall be payable whether or not the Offering or the Agreement is completed. At the option of the Underwriter, such fees and expenses may be deducted from the gross proceeds otherwise payable to the Company at Closing.

12. The Company shall pay to the Underwriter a commission (the “Commission”) equal to 6% of the gross proceeds from the sale of the Common Shares.

13. This Offering is not subject to syndication, however, Paradigm shall have the right to invite additional underwriters or dealers that are satisfactory to the Company, acting reasonably, to participate in the Offering.

14. The Agreement shall be negotiated bona fide and in good faith, will be finalized as soon as possible and in any event on or before the date of filing the Preliminary Prospectus, and shall incorporate the terms and conditions of this offer and contain such additional representations, warranties and conditions and indemnities as are customary for agreements of this nature.

15. The Company shall obtain the necessary approvals to list the Common Shares to be sold pursuant to the Offering on the TSX, which listing shall be conditionally approved prior to the filing of the Final Prospectus.

16. The Company represents and warrants to Paradigm that there is no material change or material fact required to be disclosed by the Company pursuant to applicable securities laws which is not currently

Exhibit 1.1

on the Company’s public record. The Company will advise the Underwriter promptly of any material change, actual or contemplated, of which it is or becomes aware relating to the securities, assets, business or affairs of the Company, its affiliates or the information provided to the Underwriter concerning the Company or the Offering. The Company agrees to comply promptly with all applicable requirements of regulatory authorities in respect of such material change. The Company will notify the Underwriter promptly of any notice by any judicial or regulatory authority or any stock exchange requesting any information, meeting or hearing relating to the Company or the Offering.

17. If one or more provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this letter agreement, but this letter agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

18.	Time shall be of the essence with respect to the matters contained in this letter and all aspects hereof.

19.	All references herein to dollar amounts are to lawful money of Canada.

20. This letter agreement shall be effective upon reconfirmation by Paradigm and will continue (i) unless terminated pursuant to Section 9 hereof, however, the Company’s obligations pursuant to Sections 8, 11 and 21 hereof will survive the completion of Paradigm’s engagement hereunder, any withdrawal or termination of the Offering or the expiry, termination or purported termination of this letter agreement, or (ii) until the Agreement is entered into.

21. This letter constitutes the only agreement between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements, whether oral or written, between the Underwriter and the Company with respect to the Offering of the Common Shares. The terms hereof shall be governed by the laws of the Province of Alberta and all amounts referred to herein shall be payable in Canadian currency. Each of the Company and Paradigm irrevocably submits to the non-exclusive jurisdiction of the courts of Alberta with respect to any matter arising hereunder or relating hereto. No waiver, amendment or other modification of this agreement shall be effective unless in writing and signed by each party bound hereto. This agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns provided that no party may assign this letter agreement or any rights or obligations hereunder without the prior written consent of the other. This letter may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument. To evidence its execution of an original counterpart of this letter, a party may send a copy of its original signature on the execution page hereof to the other party by facsimile transmission and such transmission shall, subject to the right of reconfirmation, constitute delivery of an executed copy of this agreement to the receiving party as of the date of receipt thereof by the receiving party.

Exhibit 1.1

The Underwriter would welcome this opportunity to underwrite this issue for the Company. Should you wish to accept this offer, please sign and return one copy of this letter to our attention. Upon reconfirmation by us on December 1, 2009, this letter shall become a binding agreement.

Yours very truly, PARADIGM CAPITAL INC.

Per:	/s/ Kevin J. Smith
Kevin J. Smith Managing Director, Energy Investment Banking

Accepted this 1st day of December, 2009. FORBES ENERGY SERVICES LTD.

Per:	/s/ John Crisp
John Crisp Chairman, Chief Executive Officer and President

Reconfirmed this 1st day of December, 2009. PARADIGM CAPITAL INC.

Per:	/s/ Kevin J. Smith
Kevin J. Smith Managing Director, Energy Investment Banking

Exhibit 1.1

SCHEDULE “A”

Indemnity

Forbes Energy Services Ltd. (the “Company”) shall indemnify and save Paradigm Capital Inc. and other members of the syndicate if formed in connection with the offering (the “Offering”) of common shares of the Company contemplated in the letter agreement to which this indemnity is attached and/or any of its affiliates (hereinafter referred to collectively as the “Underwriter”) and the directors, officers, employees and agents of the Underwriter (hereinafter referred to as the “Personnel”) harmless from and against any and all expenses, losses (other than loss of profits), claims, actions, damages or liabilities (“Claim”), whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of its legal counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Underwriter and/or the Personnel, to which the Underwriter and/or the Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Company by the Underwriter and/or its Personnel or otherwise in connection with the matters referred to in the letter to which this indemnity is attached, including, without limitation, in any way caused by, or arising directly or indirectly from, or in consequence of:

(i) any misrepresentation (as such term is defined in the Securities Act (Alberta)) or alleged misrepresentation contained in the letter agreement to which this indemnity is attached, in the Agreement, in the preliminary short form prospectus or in the final short form prospectus filed in connection with the sale of common shares of the Company pursuant to the Offering or in any documents incorporated therein by reference;

(ii) any information or statement (except any information or statement relating solely to the Underwriter) contained in any certificate of the Company delivered under or pursuant to the letter agreement to which this indemnity is attached which at the time and in light of the circumstances under which it was made contains or is alleged to contain a misrepresentation;

(iii) any omission or alleged omission to state, in any certificate of the Company delivered under or pursuant to the letter agreement to which this indemnity is attached, any fact (except facts relating solely to the Underwriter), whether material or not, required to be stated in such document or necessary to make any statement in such document not misleading in light of the circumstances under which it was made; or

(iv) the non-compliance or alleged non-compliance by the Company with any requirements of the Securities Act (Alberta) or other applicable securities laws and regulations in connection with the Offering.

If for any reason, the foregoing indemnification is unavailable to the Underwriter or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Underwriter as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Underwriter on the other hand but also the relative fault of the Company and the Underwriter, as well as any relevant equitable considerations; provided that the Company shall, in any event, contribute to the amount paid or payable by the Underwriter as a result of such expense, loss, claim, damage or liability, any excess of such amount over the amount of the fees received by the Underwriter pursuant to the letter agreement to which this indemnity is attached.

The Company shall not be liable for any Claims determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have resulted from the gross negligence, fraud or wilful misconduct of the Underwriter and/or the Personnel. If and to the extent that a court of competent

Exhibit 1.1

jurisdiction, in a final non-appealable judgment in a proceeding in which the Underwriter and/or the Personnel is named as a party, determines that a Claim was caused by or resulted primarily from the Underwriter’s and/or the Personnel’s negligence, fraud or wilful misconduct, this indemnity shall cease to apply to the Underwriter and/or the Personnel in respect of such Claim and the Underwriter and/or such Personnel shall reimburse any funds advanced by the Company to the Underwriter and/or such Personnel pursuant to this indemnity of such Claim.

The Company agrees that in case any legal proceeding shall be brought against the Company and/or the Underwriter by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Company and/or the Underwriter and any Personnel shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Company by the Underwriter, the Underwriter shall have the right to employ its own legal counsel in connection therewith, and the reasonable fees and expenses of such legal counsel as well as the reasonable costs (including an amount to reimburse the Underwriter for time spent by the Personnel in connection therewith) and out-of-pocket expenses incurred by the Personnel in connection therewith shall be paid by the Company as they occur.

Promptly after receipt of notice of the commencement of any legal proceeding against the Underwriter or any of the Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, the Underwriter will notify the Company in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Company, will keep the Company advised of the progress thereof and will discuss with the Company all significant actions proposed. The omission to so notify the Company shall not relieve the Company of any liability which the Company may have to the Underwriter except only to the extent that any such delay in giving or failure to give notice as herein required materially prejudices the defence of such action, suit, proceeding, claim or investigation or results in any material increase in the liability which the Company would otherwise have under this indemnity had the Underwriter not so delayed in giving or failing to give the notice required hereunder.

The Company shall be entitled, at its own expense, to participate in and, to the extent it may wish to do so, assume the defence thereof, provided such defence is conducted by experienced and competent counsel. Upon the Company notifying the Underwriter in writing of its election to assume the defence and retain counsel, the Company shall not be liable to the Underwriter for any legal expenses subsequently incurred by it in connection with such defence. If such defence is assumed by the Company, the Company throughout the course thereof will provide copies of all relevant documentation to the Underwriter, will keep the Underwriter advised of the progress thereof and will discuss with the Underwriter all significant actions proposed.

Notwithstanding the foregoing paragraph, the Underwriter shall have the right, at the Company’s expense, to employ counsel of the Underwriter’s choice, in respect of the defence of any action, suit, proceeding, claim or investigation if: (i) the employment of such counsel has been authorized by the Company in writing; or (ii) the Company has not assumed the defence and employed counsel therefor within a reasonable time after receiving notice of such action, suit, proceeding, claim or investigation; or (iii) counsel retained by the Company or the Underwriter has advised the Underwriter in writing that representation of both parties by the same counsel would be inappropriate for any reason, including without limitation because there may be legal defences available to the Underwriter which are different from or in addition to those available to the Company (in which event and to that extent, the Company shall not have the right to assume or direct the defence on the Underwriter’s behalf) or that there is a conflict of interest between the Company and the Underwriter or the subject matter of the action, suit, proceeding, claim or investigation may not fall within the indemnity set forth herein (in either of which events the Company shall not have the right to assume or direct the defence on the Underwriter’s behalf).

Exhibit 1.1

No admission of liability and no settlement of any action, suit, proceeding, claim or investigation shall be made without the consent of the Underwriter. No admission of liability shall be made and the Company shall not be liable for any settlement of any action, suit, proceeding, claim or investigation made without its consent.

The indemnity and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to the Personnel and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Underwriter and the Personnel. The foregoing provisions shall survive the completion of professional services rendered under the letter to which this indemnity is attached or any termination of the authorization given by the letter to which this indemnity is attached.

This indemnity agreement (i) shall not be assignable by any party hereto without the prior written consent of the other party hereto; and (ii) shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal law of Canada applicable therein and the parties hereto hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Alberta. No waiver, amendment or other modification of this indemnity agreement shall be effective unless in writing and signed by each of the parties hereto. Any notice or other communication required or permitted to be given under this indemnity shall be given in accordance with the provisions of the attached letter agreement.